Nordstrom Reports Third Quarter 2024 Earnings
•Positive sales growth at both banners during third quarter, driving margin expansion
•Reports EPS of $0.27, adjusted EPS of $0.331
•Updates fiscal 2024 revenue and comparable sales outlook
SEATTLE – November 26, 2024 – Nordstrom, Inc. (NYSE: JWN) today reported third quarter net earnings of $46 million, or earnings per diluted share (“EPS”) of $0.27, and earnings before interest and taxes (“EBIT”) of $83 million. Excluding a charge related to accelerated technology depreciation, the Company reported adjusted EBIT of $97 million and adjusted EPS of $0.33.1
For the third quarter ended November 2, 2024, net sales increased 4.6 percent versus the same period in fiscal 2023, and total Company comparable sales increased 4.0 percent. Gross merchandise value (“GMV”) increased 5.3 percent. Anniversary Sale timing, with one week shifting from the third quarter to the second quarter, had a negative impact of approximately 100 basis points on net sales compared with 2023. During the quarter, Nordstrom banner net sales increased 1.3 percent and comparable sales increased 4.0 percent. Net sales for Nordstrom Rack increased 10.6 percent and comparable sales increased 3.9 percent.
“The continued sales growth across the company and strong gross margin in the third quarter indicate our team’s focus and efforts are working,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Our customers have a lot of choices, and our results give us encouragement that we’re on the right path. Looking ahead, we’ll continue to improve our shopping experience as we strive to maintain the positive momentum we’ve worked towards all year.”
In the third quarter, women’s apparel and active had double-digit growth, and shoes, men’s apparel and kids were up mid to high single-digits, versus 2023. Growth in women’s apparel, shoes and men’s apparel accelerated sequentially from the second quarter.
“Our third quarter results demonstrate that our strategic focus on curating a compelling brand assortment is resonating with customers,” said Pete Nordstrom, president of Nordstrom, Inc. “Our actions throughout this year have led to this moment, and we feel well-positioned for a successful holiday season and look forward to helping our customers celebrate the moments that matter. I’m grateful to our dedicated team for consistently delivering the high level of service our customers have come to expect from Nordstrom.”
As previously announced, the board of directors declared a quarterly cash dividend of $0.19 per share, payable on December 18, 2024, to shareholders of record at the close of business on December 3, 2024.
THIRD QUARTER 2024 SUMMARY
•Total Company net sales increased 4.6 percent and comparable sales increased 4.0 percent compared with the same period in fiscal 2023. GMV increased 5.3 percent. The timing shift of the Anniversary Sale, with one day falling in the third quarter of 2024 versus eight days in 2023, had a negative impact on net sales of approximately 100 basis points compared with the third quarter of 2023.
•Nordstrom banner net sales increased 1.3 percent and comparable sales increased 4.0 percent compared with the same period in fiscal 2023. GMV increased 2.4 percent. The timing shift of the Anniversary Sale had a negative impact on Nordstrom banner net sales of approximately 200 basis points compared with the third quarter of 2023.
•Nordstrom Rack banner net sales increased 10.6 percent and comparable sales increased 3.9 percent compared with the same period in fiscal 2023.
•Digital sales increased 6.4 percent compared with the same period in fiscal 2023. The timing shift of the Anniversary Sale had a negative impact on Company digital sales of approximately 100 basis points compared with the third quarter of 2023. Digital sales represented 34 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 35.6 percent increased 60 basis points compared with 35.0 percent in the same period in fiscal 2023, primarily due to strong regular price sales.
1Adjusted EBIT and adjusted EPS are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Ending inventory increased 5.9 percent compared with the same period in fiscal 2023, versus a 4.6 percent increase in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 36.6 percent increased 25 basis points compared with 36.3 percent in the same period in fiscal 2023, primarily due to higher labor costs and a charge related to accelerated technology depreciation, partially offset by leverage on higher sales and improvements in variable costs across the business. Excluding the $14 million charge related to accelerated technology depreciation, adjusted SG&A expenses, as a percentage of net sales, were 36.2 percent.
•EBIT was $83 million in the third quarter of 2024, compared with $102 million during the same period in fiscal 2023. Adjusted EBIT of $97 million in the third quarter of 2024 excluded the accelerated technology depreciation. Adjusted EBIT of $77 million in the third quarter of 2023 excluded a favorable $25 million true-up related to the wind-down of Canadian operations.2
•Interest expense, net, of $26 million increased 8.8 percent compared with $24 million during the same period in fiscal 2023 primarily due to lower interest income.
•Income tax expense was $11 million, or 18.9 percent of pretax earnings, compared with income tax expense of $11 million, or 14.2 percent of pretax earnings, in the same period in fiscal 2023. The increase in the rate in the third quarter of fiscal 2024 was driven primarily by tax benefits in the third quarter of fiscal 2023 associated with the wind-down of Canadian operations.
•The Company ended the third quarter with $1.2 billion in available liquidity, including $397 million in cash.
STORES UPDATE
To date in fiscal 2024, the Company has opened 23 stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Pinole, CA	Pinole Vista Crossing	23	March 7, 2024
Snellville, GA	Presidential Markets	35	March 7, 2024
Kennesaw, GA	Barrett Place	25	March 21, 2024
Macedonia, OH	Macedonia Gateway	28	April 11, 2024
Gilroy, CA	Gilroy Crossing	25	April 25, 2024
Jacksonville Beach, FL	South Beach Regional	30	May 2, 2024
Queen Creek, AZ	Queen Creek Marketplace	28	May 16, 2024
Elk Grove, CA	The Ridge Elk Grove	25	May 30, 2024
Wheaton, IL	Danada Square East	29	May 30, 2024
Oceanside, CA	Pacific Coast Plaza	32	June 6, 2024
Bay Shore, NY	Gardiner Manor Mall	24	June 13, 2024
San Antonio, TX	Bandera Pointe	24	September 5, 2024
Franklin, TN	Cool Springs Market	24	September 5, 2024
San Mateo, CA	Bridgepointe Shopping Center	36	September 12, 2024
San Diego, CA	Clairemont Town Square	25	September 19, 2024
Mooresville, NC	Mooresville Crossing	28	September 26, 2024
Houston, TX	Meyerland Plaza	34	September 26, 2024
Mason, OH	Deerfield Towne Center	30	October 3, 2024
Raleigh, NC	Triangle Town Place	32	October 10, 2024
Fort Myers, FL	Bell Tower	31	October 17, 2024
Noblesville, IN	Hamilton Town Center	25	October 17, 2024
Omaha, NE	Village Pointe	30	October 24, 2024
Tarzana, CA	Village Walk	25	November 1, 2024
2Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Davis, CA	The Davis Collection	25	Spring 2025
Matthews, NC	Sycamore Commons	25	Spring 2025
Geneva, IL	Randall Square	25	Spring 2025
Manalapan Township, NJ	Manalapan Commons	26	Spring 2025
Apple Valley, MN	Fischer Marketplace	30	Spring 2025
Houston, TX	Westchase Shopping Center	30	Spring 2025
Morrisville, NC	Park West Village	25	Spring 2025
Coral Springs, FL	Pine Ridge Square	31	Fall 2025
Surprise, AZ	Prasada North	26	Fall 2025
Holbrook, NY	The Shops at SunVet	27	Fall 2025
Hyannis, MA	The Landing at Hyannis	25	Fall 2025
Prosper, TX	The Gates of Prosper	26	Fall 2025
Melbourne, FL	The Avenue Viera	24	Fall 2025
Meridian, ID	The Village at Meridian	25	Fall 2025
Lakeland, FL	Lakeside Village	30	Fall 2025
Sarasota, FL	Sarasota Pavilion	27	Spring 2026

The Company had the following store counts as of quarter-end:

	November 2, 2024	October 28, 2023
Nordstrom
Nordstrom	93	93
Nordstrom Local service hubs	6	6
ASOS | Nordstrom	—	1
Nordstrom Rack
Nordstrom Rack	280	258
Last Chance clearance stores	2	2
Total	381	360

Gross store square footage	26,874,000	26,305,000

During the third quarter, the Company closed one Nordstrom Rack store.
FISCAL YEAR 2024 OUTLOOK
The Company updated its financial outlook for fiscal 2024, which reflects the estimated accelerated technology depreciation impacts expected in the fourth quarter of fiscal 2024:
•Revenue range, including retail sales and credit card revenues, of flat to 1.0 percent growth versus the 53-week fiscal 2023, which includes an approximately 135 basis point unfavorable impact from the 53rd week
•Comparable sales growth of 1.0 to 2.0 percent versus 52 weeks in fiscal 2023
•EBIT margin of 3.0 to 3.4 percent of sales
•Adjusted EBIT margin of 3.6 to 4.0 percent of sales3
•Income tax rate of approximately 27 percent
3Adjusted EBIT margin is a non-GAAP financial measure. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

•EPS of $1.40 to $1.70, excluding the impact of share repurchase activity, if any
•Adjusted EPS of $1.75 to $2.05, excluding the impact of share repurchase activity, if any4
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss third quarter 2024 financial results and fiscal 2024 outlook at 4:45 p.m. EST today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13750079, until the close of business on December 3, 2024.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, our Form 10-Q for the fiscal quarter ended May 4, 2024, our Form 10-Q for the fiscal quarter ended August 3, 2024 and our Form 10-Q for the fiscal quarter ended November 2, 2024, to be filed with the SEC on or about December 5, 2024. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the Company’s announcement of the exploration of possible avenues to enhance shareholder value, including consideration by a special committee of the board of directors of a proposal brought forward by members of the Nordstrom family to take the Company private. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules. This earnings release includes references to websites, website addresses and additional materials, including reports and blogs, found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this earnings release are not incorporated by reference into this earnings release or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only. The information on those websites is not part of this earnings release.
4Adjusted EPS is a non-GAAP financial measure. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales	$3,347	$3,200	$10,353	$9,926
Credit card revenues, net	117	120	339	347
Total revenues	3,464	3,320	10,692	10,273
Cost of sales and related buying and occupancy costs	(2,156)	(2,080)	(6,760)	(6,488)
Selling, general and administrative expenses	(1,225)	(1,163)	(3,680)	(3,466)
Canada wind-down costs	—	25	—	(284)
Earnings before interest and income taxes	83	102	252	35
Interest expense, net	(26)	(24)	(79)	(78)
Earnings (loss) before income taxes	57	78	173	(43)
Income tax (expense) benefit	(11)	(11)	(45)	43
Net earnings	$46	$67	$128	$—

Earnings per share:
Basic	$0.28	$0.41	$0.78	$—
Diluted	$0.27	$0.41	$0.76	$—

Weighted-average shares outstanding:
Basic	164.6	162.0	164.0	161.5
Diluted	169.8	163.6	168.1	161.5

Percent of net sales:
Gross profit	35.6%	35.0%	34.7%	34.6%
Selling, general and administrative expenses	36.6%	36.3%	35.5%	34.9%
Earnings before interest and income taxes	2.5%	3.2%	2.4%	0.4%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	November 2, 2024	February 3, 2024	October 28, 2023
Assets
Current assets:
Cash and cash equivalents	$397	$628	$375
Accounts receivable, net	544	334	322
Merchandise inventories	2,780	1,888	2,626
Prepaid expenses and other current assets	311	286	392
Total current assets	4,032	3,136	3,715

Land, property and equipment (net of accumulated depreciation of $8,623, $8,251 and $8,258)	3,041	3,177	3,187
Operating lease right-of-use assets	1,438	1,359	1,402
Goodwill	249	249	249
Other assets	560	523	460
Total assets	$9,320	$8,444	$9,013

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,863	$1,236	$1,890
Accrued salaries, wages and related benefits	355	244	245
Current portion of operating lease liabilities	246	240	232
Other current liabilities	1,068	1,102	1,092
Current portion of long-term debt	—	250	250
Total current liabilities	3,532	3,072	3,709

Long-term debt, net	2,617	2,612	2,611
Noncurrent operating lease liabilities	1,448	1,377	1,403
Other liabilities	736	535	561

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 164.9, 162.4 and 162.3 shares issued and outstanding	3,483	3,418	3,407
Accumulated deficit	(2,504)	(2,578)	(2,681)
Accumulated other comprehensive gain	8	8	3
Total shareholders’ equity	987	848	729
Total liabilities and shareholders’ equity	$9,320	$8,444	$9,013

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	November 2, 2024	October 28, 2023
Operating Activities
Net earnings	$128	$—
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	468	430
Canada wind-down costs	—	207
Asset impairment	51	—
Right-of-use asset amortization	140	132
Deferred income taxes, net	(72)	2
Stock-based compensation expense	57	41
Other, net	(14)	(61)
Change in operating assets and liabilities:
Accounts receivables, net	(220)	(58)
Merchandise inventories	(747)	(687)
Prepaid expenses and other assets	(2)	(82)
Accounts payable	429	509
Accrued salaries, wages and related benefits	111	(41)
Other current liabilities	4	(90)
Lease liabilities	(199)	(203)
Other liabilities	237	8
Net cash provided by operating activities	371	107

Investing Activities
Capital expenditures	(321)	(375)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	—	(33)
Proceeds from the sale of assets and other, net	27	32
Net cash used in investing activities	(294)	(376)

Financing Activities
Principal payments on long-term debt	(250)	—
Change in cash book overdrafts	28	37
Cash dividends paid	(93)	(92)
Payments for repurchase of common stock	—	(1)
Proceeds from issuances under stock compensation plans	19	19
Other, net	(12)	(6)
Net cash used in financing activities	(308)	(43)

Net decrease in cash and cash equivalents	(231)	(312)
Cash and cash equivalents at beginning of period	628	687
Cash and cash equivalents at end of period	$397	$375

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net earnings to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended		Nine Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net earnings	$46	$67	$128	$—
Income tax expense (benefit)	11	11	45	(43)
Interest expense, net	26	24	79	78
Earnings before interest and income taxes	83	102	252	35
Accelerated technology depreciation[1]	14	—	14	—
Supply chain asset impairment and other	—	—	54	—
Canada wind-down costs	—	(25)	—	284
Adjusted EBIT	97	77	320	319
Depreciation and amortization expenses	148	145	451	430
Amortization of developer reimbursements	(14)	(17)	(44)	(52)
Adjusted EBITDA	$231	$205	$727	$697

Net sales	$3,347	$3,200	$10,353	$9,926
Net earnings as a % of net sales	1.4%	2.1%	1.2%	—%
EBIT margin	2.5%	3.2%	2.4%	0.4%
Adjusted EBIT margin	2.9%	2.4%	3.1%	3.2%
1 As a result of a strategic decision, we recognized a charge related to incremental accelerated depreciation for a technology asset, which we will deprecate in the fourth quarter of 2024. The charge is included in our Corporate/Other SG&A expense on the Condensed Consolidated Statement of Earnings and depreciation and amortization expenses on the Condensed Consolidated Statement of Cash Flows.
The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended		Nine Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Diluted EPS	$0.27	$0.41	$0.76	$—
Accelerated technology depreciation	0.08	—	0.08	—
Supply chain asset impairment and other	—	—	0.32	—
Canada wind-down costs	—	(0.15)	—	1.74
Income tax impact on adjustments[1]	(0.02)	(0.01)	(0.10)	(0.58)
Adjusted EPS	$0.33	$0.25	$1.06	$1.16
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores and Nordstrom Local. Nordstrom also included Canada operations prior to March 2, 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and ASOS | Nordstrom prior to December 2023. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and nine months ended November 2, 2024, compared with the quarter and nine months ended October 28, 2023:

	Quarter Ended		Nine Months Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales:
Nordstrom	$2,077	$2,051	$6,632	$6,570
Nordstrom Rack	1,270	1,149	3,721	3,356
Total net sales	$3,347	$3,200	$10,353	$9,926

Net sales increase (decrease):
Nordstrom	1.3%	(9.4%)	1.0%	(10.3%)
Nordstrom Rack	10.6%	(1.8%)	10.9%	(5.9%)
Total Company	4.6%	(6.8%)	4.3%	(8.9%)

Digital sales as % of total net sales[1]	34%	34%	35%	35%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
FISCAL YEAR 2024 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2024 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include charges primarily related to a supply chain asset impairment in the second quarter of 2024 and accelerated technology depreciation to be recognized in the second half of fiscal 2024.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our Fiscal Year 2024 Outlook:

	52 Weeks Ending February 1, 2025
	Low	High
Expected net earnings as a % of net sales	1.7%	2.0%
Income tax expense	0.6%	0.7%
Interest expense, net	0.7%	0.7%
Expected EBIT as a % of net sales	3.0%	3.4%

Supply chain asset impairment and other	0.4%	0.4%
Accelerated technology depreciation	0.2%	0.2%
Expected adjusted EBIT margin	3.6%	4.0%
The following is a reconciliation of expected diluted EPS to expected adjusted EPS included within our Fiscal Year 2024 Outlook:

	52 Weeks Ending February 1, 2025
	Low	High
Expected diluted EPS	$1.40	$1.70
Supply chain asset impairment and other	0.32	0.32
Accelerated technology depreciation	0.15	0.15
Income tax impact on adjustments	(0.12)	(0.12)
Expected adjusted EPS	$1.75	$2.05

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. Our Adjusted ROIC calculation excludes certain items that we do not consider representative of our core operating performance.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	November 2, 2024	October 28, 2023
Net earnings	$263	$119
Income tax expense (benefit)	99	(2)
Interest expense	137	136
Earnings before interest and income tax expense	499	253

Operating lease interest[1]	90	86
Non-operating related adjustments[2]	99	284
Adjusted net operating profit	688	623
Adjusted estimated income tax expense[3]	(187)	(144)
Adjusted net operating profit after tax	$501	$479

Average total assets	$8,779	$8,956
Average noncurrent deferred property incentives in excess of operating lease right-of-use (ROU) assets[4]	(128)	(167)
Average non-interest bearing current liabilities	(2,992)	(3,134)
Non-operating related adjustments[2]	44	294
Adjusted average invested capital	$5,703	$5,949

Return on assets	3.0%	1.3%
Adjusted ROIC	8.8%	8.1%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Non-operating related adjustments primarily included supply chain impairment charges and accelerated technology depreciation for the four quarters ended November 2, 2024 and the wind-down of our Canadian operations for the four quarters ended October 28, 2023. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.
3 Adjusted estimated income tax expense is calculated by multiplying the adjusted net operating profit by the adjusted effective tax rate (which removes the impact of non-operating related adjustments) for the trailing twelve-month periods ended November 2, 2024 and October 28, 2023. The adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted earnings before income taxes for the same trailing twelve-month periods.
4 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and noncurrent amounts are used to reduce average total assets above, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness, which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

November 2, 2024
Debt	$2,617
Operating lease liabilities	1,694
Adjusted debt	$4,311

Four Quarters Ended November 2, 2024
Net earnings	$263
Income tax expense	99
Interest expense, net	105
Earnings before interest and income taxes	467

Depreciation and amortization expenses	607
Operating lease cost[1]	292
Amortization of developer reimbursements[2]	62
Other Revolver covenant adjustments[3]	138
Adjusted EBITDAR	$1,566

Debt to Net Earnings	10.0
Adjusted debt to EBITDAR	2.8
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended November 2, 2024, other Revolver covenant adjustments primarily included supply chain impairment charges, interest income and accelerated technology depreciation. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	November 2, 2024	October 28, 2023
Net cash provided by operating activities	$371	$107
Capital expenditures	(321)	(375)
Change in cash book overdrafts	28	37
Free Cash Flow	$78	($231)

INVESTOR CONTACT:	James Duies
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com